Exhibit 99.1

Sunnova Reports Second Quarter 2022 Financial Results

Second Quarter 2022 Highlights

•Added 17,300 customers in the second quarter of 2022, bringing total customer count to 225,000 as of June 30, 2022;
•Reaffirmed full-year 2022 guidance and our major metric growth plan, the Triple-Double Triple Plan;
•Customer payment performance remains strong;
•Cost per customer is declining faster than expected despite high growth; and
•Driven by strong origination this year, we have originated all the customers needed to fall within our 2022 customer additions guidance range and have begun to originate customers for 2023.

HOUSTON, July 27, 2022 (BUSINESS WIRE) - Sunnova Energy International Inc. ("Sunnova") (NYSE: NOVA), one of the leading U.S. Energy as a Service (EaaS) providers, today announced financial results for the second quarter ended June 30, 2022.

"High inflation and overall economic distress is further reinforcing the value of the cost savings and predictable nature of the essential energy services Sunnova provides,” said William J. (John) Berger, founder and Chief Executive Officer of Sunnova. “As centralized utilities continue to increase their rates, demand remains strong for our energy services while homeowners seek to offset rising energy costs and increase their energy reliability. In light of inflationary pressures, consumers are facing tough budgeting choices, but Sunnova will continue to provide a better energy service at a better price to ensure our customers can afford the energy they need to power their lives.

"Recent fires around the globe, heatwaves, and floods have demonstrated that the world is increasingly in need of accessibility to clean, resilient, and reliable energy. We continue to offer more solutions to the energy crisis trifecta - energy affordability, energy security, and climate change - by providing unparalleled energy services to help homeowners gain true energy independence in the face of growing economic hardship and climate change realities.”

Second Quarter 2022 Results

Revenue increased to $147.0 million, or by $80.5 million, for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. This increase was primarily the result of an increased number of solar energy systems in service and an increase in inventory sales revenue from the sale of inventory to our dealers, which began in April 2022.

Revenue increased to $212.7 million, or by $104.9 million, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This increase was primarily the result of an increased number of solar energy systems in service, the April 2021 acquisition of SunStreet, and an increase in inventory sales revenue from the sale of inventory to our dealers, which began in April 2022.

Total operating expense, net increased to $149.7 million, or by $68.8 million for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. This increase was primarily the result of an increased number of solar energy systems in service, greater depreciation expense, an increase in cost of revenue - inventory sales due to the sale of inventory to our dealers, which began in April 2022, and higher general and administrative expense. These increases were partially offset by a change in other operating expense (income) primarily due to changes in the fair value of certain financial instruments and contingent consideration.

Total operating expense, net increased to $249.7 million, or by $104.2 million for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This increase was primarily the result of an increased number of solar energy systems in service, the April 2021 acquisition of SunStreet, greater depreciation expense, an increase in cost of revenue - inventory sales due to the sale of inventory to our dealers, which began in April 2022, and higher general and administrative expense. These increases were partially offset by a change in other operating expense (income) primarily due to changes in the fair value of certain financial instruments and contingent consideration.

Adjusted Operating Expense increased to $50.0 million, or by $17.4 million, for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. This increase was primarily the result of an increased number of solar energy systems in service and higher general and administrative expense.

Adjusted Operating Expense increased to $97.0 million, or by $35.9 million, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This increase was primarily the result of an increased number of solar energy systems in service, the April 2021 acquisition of SunStreet, and higher general and administrative expense.

Sunnova incurred a net loss of $9.7 million for the three months ended June 30, 2022 compared to a net loss of $66.3 million for the three months ended June 30, 2021. This lower net loss was primarily the result of an increase in interest income of $5.3 million due to our larger customer loan portfolio, a decrease in loss on extinguishment of long-term debt, net of $9.8 million primarily due to a make-whole payment related to the early repayment of one of our solar asset-backed notes in June 2021, and a decrease in interest expense, net of $29.7 million primarily due to an increase in realized gains on derivatives of $46.6 million. This was partially offset by increases in unrealized losses on derivatives of $13.0 million and interest expense of $9.9 million primarily due to the issuance of additional debt in 2021 and 2022.

Sunnova incurred a net loss of $30.3 million for the six months ended June 30, 2022 compared to a net loss of $90.3 million for the six months ended June 30, 2021. This lower net loss was primarily the result of an increase in interest income of $9.1 million primarily due to our larger customer loan portfolio, a decrease in loss on extinguishment of long-term debt, net of $9.8 million primarily due to a make-whole payment related to the early repayment of one of our solar asset-backed notes in June 2021, and a decrease in interest expense, net of $40.2 million primarily due to increases in realized gains on derivatives of $46.6 million and unrealized gains on derivatives of $3.7 million. This was partially offset by an increase in interest expense of $14.9 million primarily due to the issuance of additional debt in 2021 and 2022.

Adjusted EBITDA was $39.7 million for the three months ended June 30, 2022 compared to $30.1 million for the three months ended June 30, 2021. Adjusted EBITDA was $52.2 million for the six months ended June 30, 2022 compared to $42.9 million for the six months ended June 30, 2021. These increases were primarily due to customer growth increasing at a rate faster than expenses.

Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $24.8 million and $13.1 million, respectively, for the three months ended June 30, 2022, or by $9.0 million and $5.2 million, respectively, compared to the three months ended June 30, 2021. Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $45.2 million and $23.9 million, respectively, for the six months ended June 30, 2022, or by $17.1 million and $9.0 million, respectively, compared to the six months ended June 30, 2021. These increases were due to our larger customer loan portfolio.

Liquidity & Capital Resources

As of June 30, 2022, Sunnova had total cash of $364 million, including restricted and unrestricted cash. An additional $118 million of tax equity commitments and debt capacity against qualified, unencumbered assets was available in Sunnova's tax equity and warehouse credit facilities as of June 30, 2022.

2022 Guidance

Sunnova management reaffirms its 2022 guidance of:

•Customer additions of between 85,000 and 89,000;
•Adjusted EBITDA of between $117 million and $137 million;
•Customer interest payments received from solar loans of between $45 million and $55 million; and
•Customer principal payments received from solar loans, net of amounts recorded in revenue, of between $134 million and $154 million.

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We believe certain financial measures, such as Adjusted EBITDA and Adjusted Operating Expense, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our business. We use Adjusted EBITDA and Adjusted Operating Expense as performance measures and believe investors and securities analysts also use Adjusted EBITDA and Adjusted Operating Expense in evaluating our performance. While Adjusted EBITDA effectively captures the operating performance of our leases and PPAs, it only reflects the service portion of the operating performance under our loan agreements. Therefore, we separately show customer P&I payments. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used both to better assess our business from period to period and to better assess our business against other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. Sunnova is unable to reconcile projected Adjusted EBITDA and Adjusted Operating Expense to the most comparable financial measures calculated in accordance with GAAP because of fluctuations in interest rates and their impact on our unrealized and realized interest rate hedge gains or losses. Sunnova provides a range for the forecasts of Adjusted EBITDA and Adjusted Operating Expense to allow for the variability in the timing of cash receipts and disbursements, customer utilization of our assets, and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of projected Adjusted EBITDA and Adjusted Operating Expense to projected net income (loss) and total operating expense, as the case may be, is not available without unreasonable effort.

Second Quarter 2022 Conference Call Information

Sunnova is hosting a conference call for analysts and investors to discuss its second quarter 2022 results at 8:00 a.m. Eastern Time, on July 28, 2022. The conference call can be accessed live over the phone by dialing 844-200-6205, or for international callers, 929-526-1599. The access code for the live call is 818563.

A replay will be available two hours after the call and can be accessed by dialing 866-813-9403, or for international callers, +44 204-525-0658. The access code for the replay is 429674. The replay will be available until August 4, 2022.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Sunnova’s website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Sunnova’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding our level of growth, customer value propositions, technological developments, service levels, the ability to achieve our 2022 operational and financial targets, and references to Adjusted EBITDA and customer P&I payments from solar loans. Sunnova’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks regarding our ability to forecast our business due to our limited operating history, the effects of the coronavirus pandemic on our business and operations, supply chain uncertainties, results of operations and financial position, our competition, changes in regulations applicable to our business, fluctuations in the solar and home-building markets, availability of capital, our ability to attract and retain dealers and customers and manage our dealer and strategic partner relationships, the ability to successfully integrate the SunStreet acquisition, the ability of Sunnova to implement its plans, forecasts and other expectations with respect to SunStreet's business and realize the expected benefits of the acquisition. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Sunnova’s filings with the Securities and Exchange Commission, including Sunnova’s annual report on Form 10-K for the year ended December 31, 2021 and subsequent quarterly reports on Form 10-Q. The forward-looking statements in this release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

About Sunnova

Sunnova Energy International Inc. (NYSE: NOVA) is a leading Energy as a Service (EaaS) provider with customers across the U.S. and its territories. Sunnova's goal is to be the source of clean, affordable and reliable energy with a simple mission: to power energy independence so that homeowners have the freedom to live life uninterrupted®. For more information, please visit sunnova.com.

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts and share par values)

	As of June 30, 2022	As of December 31, 2021
Assets
Current assets:
Cash	$208,114	$243,101
Accounts receivable—trade, net	28,017	18,584
Accounts receivable—other	111,431	57,736
Other current assets, net of allowance of $2,282 and $1,646 as of June 30, 2022 and December 31, 2021, respectively	323,152	296,321
Total current assets	670,714	615,742

Property and equipment, net	3,288,232	2,909,613
Customer notes receivable, net of allowance of $54,761 and $39,492 as of June 30, 2022 and December 31, 2021, respectively	1,736,558	1,204,073
Intangible assets, net	176,296	190,520
Goodwill	13,150	13,150
Other assets	802,862	571,136
Total assets (1)	$6,687,812	$5,504,234

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$82,476	$55,033
Accrued expenses	90,918	81,721
Current portion of long-term debt	165,889	129,793
Other current liabilities	48,459	44,350
Total current liabilities	387,742	310,897

Long-term debt, net	3,985,744	3,135,681
Other long-term liabilities	536,626	436,043
Total liabilities (1)	4,910,112	3,882,621

Redeemable noncontrolling interests	151,507	145,336

Stockholders' equity:
Common stock, 114,657,217 and 113,386,600 shares issued as of June 30, 2022 and December 31, 2021, respectively, at $0.0001 par value	11	11
Additional paid-in capital—common stock	1,677,647	1,649,199
Accumulated deficit	(377,217)	(459,715)
Total stockholders' equity	1,300,441	1,189,495
Noncontrolling interests	325,752	286,782
Total equity	1,626,193	1,476,277
Total liabilities, redeemable noncontrolling interests and equity	$6,687,812	$5,504,234

(1) The consolidated assets as of June 30, 2022 and December 31, 2021 include $2,617,059 and $2,148,398, respectively, of assets of variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs. These assets include cash of $32,179 and $23,538 as of June 30, 2022 and December 31, 2021, respectively; accounts receivable—trade, net of $8,888 and $6,167 as of June 30, 2022 and December 31, 2021, respectively; accounts receivable—other of $871 and $410 as of June 30, 2022 and December 31, 2021, respectively; other current assets of $329,215 and $272,421 as of June 30, 2022 and December 31, 2021, respectively; property and equipment, net of $2,208,663 and $1,817,471 as of June 30, 2022 and December 31, 2021, respectively; and other assets of $37,243 and $28,391 as of June 30, 2022 and December 31, 2021, respectively. The consolidated liabilities as of June 30, 2022 and December 31, 2021 include $55,915 and $47,225, respectively, of liabilities of VIEs whose creditors have no recourse to Sunnova Energy International Inc. These liabilities include accounts payable of $8,028 and $6,014 as of June 30, 2022 and December 31, 2021, respectively; accrued expenses of $177 and $88 as of June 30, 2022 and December 31, 2021, respectively; other current liabilities of $3,342 and $3,845 as of June 30, 2022 and December 31, 2021, respectively; and other long-term liabilities of $44,368 and $37,278 as of June 30, 2022 and December 31, 2021, respectively.

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$147,012	$66,556	$212,734	$107,832

Operating expense:
Cost of revenue—depreciation	23,314	18,548	45,272	35,956
Cost of revenue—inventory sales	48,967	—	48,967	—
Cost of revenue—other	9,838	4,996	17,407	6,230
Operations and maintenance	7,252	4,985	14,013	8,605
General and administrative	68,242	48,336	138,465	90,656
Other operating expense (income)	(7,870)	4,034	(14,453)	4,034
Total operating expense, net	149,743	80,899	249,671	145,481

Operating loss	(2,731)	(14,343)	(36,937)	(37,649)

Interest expense, net	20,437	50,109	17,947	58,160
Interest income	(13,311)	(7,988)	(24,243)	(15,168)
Loss on extinguishment of long-term debt, net	—	9,824	—	9,824
Other income	(160)	(16)	(315)	(129)
Loss before income tax	(9,697)	(66,272)	(30,326)	(90,336)

Income tax	—	—	—	—
Net loss	(9,697)	(66,272)	(30,326)	(90,336)
Net income (loss) attributable to redeemable noncontrolling interests and noncontrolling interests	27,306	(2,876)	40,260	6,043
Net loss attributable to stockholders	$(37,003)	$(63,396)	$(70,586)	$(96,379)

Net loss per share attributable to common stockholders—basic and diluted	$(0.32)	$(0.57)	$(0.62)	$(0.88)
Weighted average common shares outstanding—basic and diluted	114,548,970	111,973,338	114,027,097	109,181,788

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(30,326)	$(90,336)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	50,807	40,325
Impairment and loss on disposals, net	789	1,612
Amortization of intangible assets	14,224	7,065
Amortization of deferred financing costs	5,919	8,833
Amortization of debt discount	3,705	6,047
Non-cash effect of equity-based compensation plans	15,596	10,844
Unrealized gain on derivatives	(6,626)	(2,932)
Unrealized (gain) loss on fair value instruments	(14,761)	4,169
Loss on extinguishment of long-term debt, net	—	9,824
Other non-cash items	(25,381)	3,742
Changes in components of operating assets and liabilities:
Accounts receivable	(61,246)	(9,301)
Other current assets	(71,994)	(67,854)
Other assets	(59,273)	(29,066)
Accounts payable	7,343	(2,274)
Accrued expenses	15,500	5,544
Other current liabilities	(2,931)	(4,328)
Other long-term liabilities	(3,688)	(2,598)
Net cash used in operating activities	(162,343)	(110,684)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(380,435)	(236,347)
Payments for investments and customer notes receivable	(573,248)	(305,498)
Proceeds from customer notes receivable	52,653	30,881
Proceeds from investments in solar receivables	5,620	—
State utility rebates and tax credits	174	273
Other, net	1,244	1,502
Net cash used in investing activities	(893,992)	(509,189)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	1,239,903	1,282,796
Payments of long-term debt	(348,716)	(570,068)
Payments on notes payable	—	(8,022)
Payments of deferred financing costs	(16,052)	(12,939)
Payments of debt discounts	—	(2,324)
Purchase of capped call transactions	—	(91,655)
Proceeds from issuance of common stock, net	(3,178)	9,822
Contributions from redeemable noncontrolling interests and noncontrolling interests	177,279	116,610
Distributions to redeemable noncontrolling interests and noncontrolling interests	(12,330)	(6,261)
Payments of costs related to redeemable noncontrolling interests and noncontrolling interests	(8,172)	(6,778)
Other, net	(406)	(103)
Net cash provided by financing activities	1,028,328	711,078
Net increase (decrease) in cash and restricted cash	(28,007)	91,205
Cash and restricted cash at beginning of period	391,897	377,893
Cash and restricted cash at end of period	363,890	469,098
Restricted cash included in other current assets	(53,842)	(39,470)
Restricted cash included in other assets	(101,934)	(61,002)
Cash at end of period	$208,114	$368,626

Key Financial and Operational Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(9,697)	$(66,272)	$(30,326)	$(90,336)
Interest expense, net	20,437	50,109	17,947	58,160
Interest income	(13,311)	(7,988)	(24,243)	(15,168)
Depreciation expense	26,067	20,782	50,807	40,325
Amortization expense	7,297	7,126	14,585	7,158
EBITDA	30,793	3,757	28,770	139
Non-cash compensation expense	4,732	2,920	15,596	10,844
ARO accretion expense	895	697	1,735	1,349
Financing deal costs	36	356	420	357
Acquisition costs	1,358	1,478	2,617	5,488
Loss on extinguishment of long-term debt, net	—	9,824	—	9,824
Unrealized (gain) loss on fair value instruments	(8,399)	4,282	(14,761)	4,169
Amortization of payments to dealers for exclusivity and other bonus arrangements	997	643	1,925	1,257
Provision for current expected credit losses	9,257	5,152	15,914	8,465
Non-cash inventory impairments	—	982	—	982
Adjusted EBITDA	$39,669	$30,091	$52,216	$42,874

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Interest income from customer notes receivable	$13,100	$7,862	$23,932	$14,959
Principal proceeds from customer notes receivable, net of related revenue	$24,781	$15,773	$45,194	$28,075

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands, except per system data)
Reconciliation of Total Operating Expense, Net to Adjusted Operating Expense:
Total operating expense, net	$149,743	$80,899	$249,671	$145,481
Depreciation expense	(26,067)	(20,782)	(50,807)	(40,325)
Amortization expense	(7,297)	(7,126)	(14,585)	(7,158)
Non-cash compensation expense	(4,732)	(2,920)	(15,596)	(10,844)
ARO accretion expense	(895)	(697)	(1,735)	(1,349)
Financing deal costs	(36)	(356)	(420)	(357)
Acquisition costs	(1,358)	(1,478)	(2,617)	(5,488)
Amortization of payments to dealers for exclusivity and other bonus arrangements	(997)	(643)	(1,925)	(1,257)
Provision for current expected credit losses	(9,257)	(5,152)	(15,914)	(8,465)
Non-cash inventory impairments	—	(982)	—	(982)
Direct sales costs	(493)	(48)	(873)	(48)
Cost of revenue related to cash sales	(7,906)	(3,822)	(13,721)	(3,822)
Cost of revenue related to inventory sales	(48,967)	—	(48,967)	—
Unrealized gain (loss) on fair value instruments	8,239	(4,298)	14,446	(4,298)
Adjusted Operating Expense	$49,977	$32,595	$96,957	$61,088
Adjusted Operating Expense per weighted average system	$230	$218	$465	$470

	As of June 30, 2022	As of December 31, 2021
Number of customers	225,000	192,600

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Weighted average number of systems (excluding loan agreements and cash sales)	163,700	124,900	159,800	107,400
Weighted average number of systems with loan agreements	50,300	24,300	46,000	22,400
Weighted average number of systems with cash sales	3,200	100	2,800	100
Weighted average number of systems	217,200	149,300	208,600	129,900

	As of June 30, 2022	As of December 31, 2021
	(in millions)
Estimated gross contracted customer value	$5,215	$4,337

Key Terms for Our Key Metrics and Non-GAAP Financial Measures

Estimated Gross Contracted Customer Value. Estimated gross contracted customer value as of a specific measurement date represents the sum of the present value of the remaining estimated future net cash flows we expect to receive from existing customers during the initial contract term of our leases and power purchase agreements ("PPAs"), which are typically 25 years in length, plus the present value of future net cash flows we expect to receive from the sale of related solar renewable energy certificates ("SRECs"), either under existing contracts or in future sales, plus the cash flows we expect to receive from energy services programs such as grid services, plus the carrying value of outstanding customer loans on our balance sheet. From these aggregate estimated initial cash flows, we subtract the present value of estimated net cash distributions to redeemable noncontrolling interests and noncontrolling interests and estimated operating, maintenance and administrative expenses associated with the solar service agreements. These estimated future cash flows reflect the projected monthly customer payments over the life of our solar service agreements and depend on various factors including but not limited to solar service agreement type, contracted rates, expected sun hours and the projected production capacity of the solar equipment installed. For the purpose of calculating this metric, we discount all future cash flows at 4%.

Number of Customers. We define number of customers to include every unique premises on which a Sunnova product is installed or on which Sunnova is obligated to perform services for a counterparty. We track the total number of customers as an indicator of our historical growth and our rate of growth from period to period.

Weighted Average Number of Systems. We calculate the weighted average number of systems based on the number of months a customer and any additional service obligation related to a solar energy system is in-service during a given measurement period. The weighted average number of systems reflects the number of systems at the beginning of a period, plus the total number of new systems added in the period adjusted by a factor that accounts for the partial period nature of those new systems. For purposes of this calculation, we assume all new systems added during a month were added in the middle of that month. The number of systems for any end of period will exceed the number of customers, as defined above, for that same end of period as we are also including any additional services and/or contracts a customer or third party executed for the additional work for the same residence. We track the weighted average system count in order to accurately reflect the contribution of the appropriate number of systems to key financial metrics over the measurement period.

Definitions of Non-GAAP Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus net interest expense, depreciation and amortization expense, income tax expense, financing deal costs, natural disaster losses and related charges, net, losses on extinguishment of long-term debt, realized and unrealized gains and losses on fair value instruments, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our initial public offering ("IPO"), acquisition costs, losses on unenforceable contracts and other non-cash items such as non-cash compensation expense, asset retirement obligation ("ARO") accretion expense, provision for current expected credit losses and non-cash inventory impairments.

Adjusted Operating Expense. We define Adjusted Operating Expense as total operating expense less depreciation and amortization expense, financing deal costs, natural disaster losses and related charges, net, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements, direct sales costs, cost of revenue related to cash sales, cost of revenue related to inventory sales, unrealized gains and losses on fair value instruments and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our IPO, acquisition costs, losses on unenforceable contracts and other non-cash items such as non-cash compensation expense, ARO accretion expense, provision for current expected credit losses and non-cash inventory impairments.

Contacts

Investor Relations:
Rodney McMahan, Vice President Investor Relations
IR@sunnova.com
877-770-5211

Media:
Alina Eprimian, Director Communications
Alina.Eprimian@sunnova.com